Exhibit 10.1
TRANSITION AND SEPARATION AGREEMENT

This Transition and Separation Agreement (this “Agreement”) is entered into by and between Scott R. Lovett (“Executive”) on the one hand and Fastly, Inc. (the “Company”) on the other (each a “Party” and together the “Parties”), with reference to the following facts:
A.    WHEREAS, Executive is employed with the Company as its President, Go to Market, pursuant to an offer letter dated August 1, 2025 (the “Offer Letter”);
B.    WHEREAS, Executive signed that certain Employee Confidential Information and Inventions Assignment Agreement dated May 16, 2024 (the “CIIAA”), a copy of which is attached as Exhibit B hereto and the terms of which are incorporated by reference into this Agreement;
C.    WHEREAS, Executive signed that certain Arbitration Agreement dated May 16, 2024 (the “Arbitration Agreement”), the terms of which are incorporated by reference into this Agreement;
D.    WHEREAS, Executive has outstanding Restricted Stock Units covering shares of the Company’s Class A common stock that are subject solely to service-vesting conditions (the “RSUs”) and outstanding Performance Stock Units covering shares of the Company’s Class A common stock that are subject to service- and performance-vesting conditions (the “PSUs” and, collectively, the “Equity Awards”). Executive’s outstanding Equity Awards are set forth on Appendix A. The Equity Awards are subject to vesting and other terms and conditions in accordance with the terms of the Company’s 2019 Equity Incentive Plan (the “Plan”) and the applicable grant notices and agreements (the “Equity Agreements”);
E.    WHEREAS, Executive is a participant in the Fastly, Inc. 2022 Change in Control and Severance Benefit Plan dated June 15, 2022 (the “Severance Plan”);
F.    WHEREAS, Executive will retire from the Company on a date during 2027 that is mutually agreed in writing (which, for the avoidance of doubt, includes e-mail correspondence) between Executive and the Chief Executive Officer (“CEO”) of the Company (the “Retirement Date”), provided, that in the event the Parties cannot mutually agree on a Retirement Date in writing, then the Retirement Date shall be the date the Company appoints Executive’s successor, as determined by the Board in its sole discretion; and
G.    WHEREAS, the Parties wish to provide for an orderly transition of the Executive’s duties and responsibilities, and to resolve any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Executive may have against the Company and any of the Releasees as defined below, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with or separation from the Company.

    NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Parties agree as follows:
1.    Effective Date. This Agreement shall become effective on October 30, 2026 (the “Effective Date”), subject to Executive signing this Agreement on such date. In the event Executive fails to sign this Agreement on the Effective Date, it shall become null and void.
2.    Transition Period. The period from the Effective Date through the Retirement Date will be the “Transition Period.” During the Transition Period:
(a)    Title and Duties. Executive will continue to report to the CEO. Executive agrees to continue to perform his day to day responsibilities, to respond promptly to questions and requests for information, to support the Company’s efforts to identify, recruit, hire and onboard a new Chief Revenue Officer, who initially shall report to Executive, to cooperate in the orderly transition of Executive’s pending responsibilities, work assignments or projects once such Chief Revenue Officer is identified, and have such other duties and responsibilities as specified by the Company (collectively, the “Transition Duties”).
(b)    Performance of Transition Duties. Executive agrees to exercise the highest degree of professionalism and utilize Executive’s expertise and talents in performing the Transition Duties. Executive shall continue to comply with all Company policies and procedures and with all of Executive’s statutory, contractual, professional, ethical, and fiduciary obligations to the Company, including, without limitation, under the CIIAA.
(c)    Compensation. The Company shall continue to pay Executive’s base salary at an annual rate of $450,000 (the “Base Salary”) and Executive shall continue to be eligible to earn commissions pursuant to the terms and conditions of the applicable Global Sales Compensation Plan (the “Sales Plan”) with a target annual commission amount of $450,000 (the “Commissions”), in each case, less applicable taxes, garnishments and any other withholding required by law or authorized by Executive and in accordance with the Company’s regular payroll procedures. For the avoidance of doubt, whether Executive earns any Commissions will be determined pursuant to the terms and conditions of the Sales Plan, provided, that, for the avoidance of doubt, Executive’s provision of the Transition Duties during the Transition Period shall satisfy any service requirement set forth in the Sales Plan.
(d)    Benefits. Executive shall remain eligible for Executive’s regular employee benefits in accordance with the applicable Company policies or plans.
(e)    Equity. Executive will continue to vest in any unvested shares subject to the Equity Awards in accordance with the terms of the Plan and the applicable Equity Agreements, provided, that, for the avoidance of doubt, Executive’s provision of the Transition Duties during the Transition Period shall satisfy any service requirement set forth in the Plan and Equity Agreements and, provided further, that Executive will not be eligible for any new Equity Awards during or after the Transition Period.
(f)    Change in Control Acceleration. Notwithstanding anything to the contrary in this Agreement, the Plan or the Equity Agreements, if a Change in Control (as defined in the Severance Plan) occurs (i) at any time during the Transition Period or (ii) within three (3) months following the termination of Executive’s employment by the Company without Cause or by Executive for Good Reason (in each case, as described in Section 3(b)), then, effective immediately prior to and contingent upon the consummation of such Change in Control, one hundred percent (100%) of the then-unvested shares subject to each Equity Award shall vest and, as applicable, become exercisable, with any performance-based vesting conditions deemed achieved at the greater of target level and actual performance measured as of the date of the Change in Control. To give effect to clause (ii), following any such termination, any unvested portion of the Equity Awards (after giving effect to any acceleration under Section 6(b)) shall remain outstanding, but shall not otherwise vest, until the earlier of the consummation of a Change in Control and the date that is three (3) months following the date of such termination, and any such portion that has not vested as of such date shall then be forfeited for no consideration.
3.    Early Termination
(a)    At-Will Employment. During the Transition Period, Executive’s employment shall remain at-will, meaning that Executive may resign Executive’s employment and the Company may terminate Executive’s employment with or without Cause (as defined in the Severance Plan) in accordance with the provisions of this Agreement.
(b)    Termination Without Cause or Resignation With Good Reason. If prior to the Retirement Date, the Company terminates Executive’s employment without Cause (as defined in the Severance Plan) or Executive resigns for Good Reason (as defined in the Severance Plan with duties and responsibilities determined based on the duties and responsibilities set forth herein), then, pursuant to Section 4(a) hereof, the Consulting Period shall thereupon commence and Executive will remain eligible for the Severance (as defined and described below), provided that Executive has satisfied the conditions for receipt of the Severance (as set forth below).
(c)    Termination with Cause or Resignation Without Good Reason. If on or prior to the Retirement Date, the Company terminates Executive’s employment with Cause or Executive resigns without Good Reason, then the Consulting Period will not commence, Executive will no longer be eligible for participation in any Company benefit plans, and Executive will not be entitled to the Severance and will only be provided with the minimum entitlements to which Executive is entitled pursuant to applicable law, including the payment of earned and accrued wages as of the actual termination date.
4.    Consulting Services Following Retirement Date.
(a)    Consulting Period. During the period of time (the “Consulting Period”) commencing on the Retirement Date and ending on June 30, 2027 (the “Initial Consulting End Date”) or such later date as the Parties may mutually agree in writing (the Initial Consulting End Date or such later date, as applicable, the “Consulting Period End Date”), Executive shall become a Senior Advisor to the Company and be available to provide services to the Company in Executive’s areas of expertise and work experience to support Executive’s successor, continue to transition Executive’s duties and responsibilities to Executive’s successor and such other projects reasonably requested by the Company, with such services provided on an as-needed, non-exclusive basis and as an independent contractor to the Company (the “Consulting Services”). The Company shall not terminate the Consulting Period or Executive’s engagement as a consultant for any reason, other than for Cause, prior to the Initial Consulting End Date or, if the Parties have mutually agreed to extend the Consulting Period, prior to the Consulting Period End Date. Without limiting the generality of the foregoing, the Consulting Services shall include the projects and other obligations set forth on Appendix B. During the Consulting Period, Executive may become an employee or consultant of any other company, provided, that Executive acknowledges and agrees that, during the Consulting Period, Executive shall not, directly or indirectly, become employed by or provide assistance to any Competitor of the Company. For the purposes hereof, a “Competitor” of the Company shall mean any business engaged in any business activity which is directly or indirectly in competition with the business of the Company or which is directly or indirectly detrimental to the business or business plans of the Company or its affiliates in any market where the Company has primary or secondary service areas, in each case, as determined by the Company.
(b)    Performance of Consulting Services. Executive agrees to exercise the highest degree of professionalism and utilize Executive’s expertise and talents in performing the Consulting Period. Executive shall continue to comply with all Company policies and procedures and with all of Executive’s statutory, contractual, professional, ethical, and fiduciary obligations to the Company, including, without limitation, under the CIIAA. Executive further agrees that, for purposes of the CIIAA, the term employment or any derivative thereof shall be deemed to include the Consulting Services.
(c)    Consulting Compensation. Whether Executive is an employee during the Transition Period or a consultant during the Consulting Period, Executive shall be entitled to continue to receive the Base Salary and to earn Commissions through the Initial Consulting End Date. Accordingly, during the portion of the Consulting Period ending on the Initial Consulting End Date, the Company shall pay Executive consulting fees at an annual rate equal to the Base Salary, payable in installments no less frequently than monthly, and Executive shall continue to be eligible to earn Commissions pursuant to the terms and conditions of the Sales Plan as if Executive remained an employee of the Company, provided, that Executive’s performance of the Consulting Services shall satisfy any service or employment requirement set forth in the Sales Plan. Any Commissions earned shall be paid at the same time commissions are paid to participants in the Sales Plan generally.
(d)    Continued Vesting. Executive will continue to vest in any unvested shares subject to the Equity Awards in accordance with the terms of the Plan and the applicable Equity Agreements through the Consulting Period End Date (including, if the Consulting Period is extended, during any portion of the Consulting Period following the Initial Consulting End Date), and Executive’s performance of the Consulting Services during the Consulting Period shall satisfy any service requirement set forth in the Plan or Equity Agreements, provided, that, solely with respect to any portion of the Consulting Period following the Initial Consulting End Date, such performance must be to the reasonable satisfaction of the Company. In the event the Company reasonably determines that Executive has failed to satisfactorily perform the Consulting Services following the Initial Consulting End Date, or the Company terminates the Consulting Period for Cause, then the Equity Awards shall immediately cease vesting and the unvested portions of each such Equity Award shall terminate for no additional consideration. Without limiting the foregoing, and except as provided in Section 2(f), Executive will cease vesting in the Equity Awards on the Consulting Period End Date and all unvested shares subject to the Equity Awards will forfeit and cancel automatically on the Consulting Period End Date with no further consideration due to Executive. Executive’s rights and obligations with respect to the vested shares underlying the Equity Awards will be governed by the Plan, the applicable Equity Agreements, and as set forth herein.
(e)    Benefits. As an independent contractor during the Consulting Period, Executive understands and agrees that, while performing any services for the Company after the Retirement Date, Executive shall not be eligible to participate in or accrue benefits under any Company benefit plan for which status as an employee of the Company is a condition of such participation or accrual. To the extent that Executive was deemed eligible to participate, as an employee, in any Company benefit plan, Executive hereby waives Executive’s participation. Notwithstanding the foregoing, during the portion of the Consulting Period ending on the Initial Consulting End Date, the Company shall pay Executive a monthly cash payment in lieu of benefits in an amount that, after payment of all applicable federal, state and local taxes on such payment, is sufficient to cover Executive’s cost of continued healthcare coverage for Executive and Executive’s eligible dependents under COBRA at the level in effect as of the Retirement Date, payable on the Company’s first regular payroll date of each month (or, if Executive is not then on payroll, within ten (10) days after the start of each month).
(f)    Business Expenses. The Company will reimburse Executive for all reasonable business expenses incurred during the Consulting Period in connection with the Consulting Services, provided that such expenses are incurred and reported in accordance with the Company’s expense reimbursement policies applicable to its executive officers generally (and not any policies applicable to consultants or other independent contractors), as in effect from time to time. Within ten (10) days after the Consulting Period End Date, Executive must submit Executive’s final documented expense reimbursement statement reflecting all business expenses that Executive incurred as a consultant through the Consulting Period End Date, if any, for which Executive seeks reimbursement. The Company will reimburse Executive for expenses incurred and reported in accordance with such expense reimbursement policies, as in effect from time to time pursuant to its regular business practice, and in any event within thirty (30) days after submission.
(g)    Independent Contractor Status. Executive and the Company acknowledge and agree that, during the Consulting Period, Executive shall be an independent contractor. During the Consulting Period and thereafter, Executive shall not be an agent or employee of the Company and shall not be authorized to act on behalf of the Company.
5.    Separation Logistics.
(a)    Retirement Date. As of the Retirement Date, Executive’s employment with the Company and all its affiliates shall terminate, and Executive shall be deemed to have resigned from all committees and board memberships, if any, then held with the Company and its affiliates. Executive agrees to execute any documents necessary to effectuate such resignation.
(b)    Final Paycheck. On or before the Retirement Date, the Company will pay Executive all accrued but unpaid wages, subject to standard payroll deductions and withholdings. Executive is entitled to this payment regardless of whether Executive signs this Agreement.
(c)    Business Expenses. Within thirty (30) days after the Retirement Date, Executive will submit Executive’s final documented expense reimbursement statement reflecting all business expenses Executive incurred as an employee through the Retirement Date, if any, for which Executive seeks reimbursement. The Company will reimburse Executive for these expenses pursuant to its regular business practice.
(d)    Healthcare Continuation Coverage. If Executive and/or Executive’s dependents are enrolled in the Company’s group healthcare benefits, such benefits shall expire on the last day of the month in which Executive’s employment terminates (the “Benefits Expiration Date”). Thereafter, Executive shall have the opportunity to elect continued healthcare coverage after the Retirement Date pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 or the applicable state law equivalent (collectively, “COBRA”). Except as provided in Section 4(e), Executive will be solely responsible for all COBRA premiums.
(e)    Legal Fees. The Company will reimburse Executive for reasonable attorneys’ fees and expenses actually incurred by Executive in connection with the review and negotiation of this Agreement, up to a maximum of $14,500, within thirty (30) days after Executive submits reasonable documentation of such fees and expenses, which documentation must be submitted no later than sixty (60) days after the Effective Date. In no event shall any such reimbursement be made later than December 31 of the year following the year in which the fees and expenses were incurred.
6.    Severance. Provided that Executive (i) signs and returns this Agreement as set forth herein, (ii) signs and delivers a copy of the Release of Claims attached hereto as Exhibit A (the “Release”) within five (5) calendar days after the Consulting Period End Date, (iii) does not revoke the Release, and (iv) is in continuous compliance with Executive’s obligations under this Agreement (including the Transition Duties and the Consulting Services) and the CIIAA (as modified herein), Executive will be eligible to receive the following Severance:
(a)    Severance Payments. The Company will pay Executive cash severance in the amount of one month’s base salary, as in effect on the Retirement Date, subject to applicable withholding and deductions (the “Severance”). The Company will pay the Severance in a lump-sum no later than the second regular payroll date following the Release Effective Date (as defined in the Release).
(b)    Sole Severance Benefits. Executive agrees that, except as set forth in this Section 6, Executive is not entitled to any other severance or other payments or benefits from the Company following the Consulting Period End Date, and that the Severance provided by this Section 6 is adequate and valuable consideration for the promises contained in this Agreement.
(c)    Taxes. Executive understands and agrees that all payments under this Agreement will be subject to appropriate tax withholding and other deductions. To the extent any taxes may be payable by Executive for the benefits provided to Executive by this Agreement beyond those withheld by the Company, Executive agrees to pay them and to indemnify and hold the Company and the other entities released herein harmless for any tax claims or penalties, and associated attorneys’ fees and costs, resulting from any failure by Executive to make required payments.
(d)    Section 409A. The Parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Internal Revenue Code of 1986, as amended, and the Department of Treasury regulations and other interpretive guidelines issued thereunder (collectively, “Section 409A”). Notwithstanding anything herein to the contrary, in no event shall any liability for failure to comply with the requirements of Section 409A be transferred from Executive or any other individual to the Company or any of its affiliates, employees or agents pursuant to the terms of this Agreement or otherwise. Notwithstanding any provision to the contrary in this Agreement, to the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A, such reimbursement or benefit shall be provided no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the number of in-kind benefits provided in any other year.
7.    Executive’s Release of the Company. Executive agrees not to sue, or otherwise file any claim against, the Company or any of its directors, officers, employees, investors, or other agents for any reason whatsoever based on anything that has occurred as of the Effective Date.
(a)    General Release. On behalf of Executive and Executive’s executors, administrators, heirs and assigns, Executive hereby releases and forever discharges the “Releasees” hereunder, consisting of the Company and its affiliates, and each of their owners, directors, officers, managers, employees, agents and insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”) that Executive now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to Executive’s recruitment, hire, employment, remuneration or separation from employment by the Releasees, including without limitation: Claims for violation of any federal, state or local laws governing employment including, but not limited to Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq., the Equal Pay Act, 29 U.S.C. § 206(d), the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the False Claims Act , 31 U.S.C. § 3729 et seq., the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq. the Fair Labor Standards Act, 29 U.S.C. § 215 et seq., the Sarbanes-Oxley Act of 2002, the California Business & Professions Code, including Section 17200 et seq., the California Government Code, including the Fair Employment and Housing Act, as amended, the Moore-Brown-Roberti Family Rights Act of 1991, the California False Claims Act, the California Labor Code, including the California Equal Pay Law, as amended, the California WARN Act, the California Wage Orders, the Illinois Human Rights Act, the Illinois Right to Privacy in the Workplace Act, the Illinois Occupational Safety and Health Act, the Illinois Worker Adjustment and Retraining Notification Act, the Illinois One Day Rest in Seven Act, the Illinois Union Employee Health and Benefits Protection Act, the Illinois Employment Contract Act, the Illinois Labor Dispute Act, the Illinois Victims’ Economic Security and Safety Act, the Illinois Whistleblower Act, the Illinois Equal Pay Act, all as amended; Claims based on contract, including for breach of contract and breach of the implied covenant of good faith and fair dealing; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.
(b)    Excluded Claims. Notwithstanding the generality of the foregoing, Executive does not release claims to enforce the Transition Agreement, any rights with respect to any equity or equity-based awards (including the Equity Awards and any shares issued thereunder) under the Plan, the Equity Agreements or this Agreement, any rights to indemnification, advancement or reimbursement of expenses, or contribution under any agreement between Executive and the Company, the Company’s certificate of incorporation or bylaws, applicable law, or any directors’ and officers’ liability insurance policy (including D&O policy coverage), or any claims that cannot be released as a matter of law including, without limitation, claims (i) for workers compensation and unemployment benefits; (ii) for vested benefits under any ERISA-retirement plan; (iii ) undisputed claims for earned wages; and (iv) Executive’s right to bring to the attention of the Equal Employment Opportunity Commission or similar state agency, claims of discrimination, harassment, interference with leave rights, and retaliation; provided, however, that Executive does release Executive’s right to secure damages for any such alleged treatment.
(c)    Waiver of Unknown Claims. Because the release provisions of this Release specifically cover known and unknown claims, Executive expressly waives Executive’s rights under Section 1542 of the California Civil Code, and any similar laws of other states, which provides: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”
8.    Continuing Obligations. Executive acknowledges and agrees to comply with all continuing obligations under the CIIAA (the “Continuing Obligations”). Executive acknowledges that Executive’s continued compliance with the Continuing Obligations are express conditions to Executive’s rights to the Severance.
9.    Return of Company Property. No later than the Retirement Date, Executive shall return to the Company all Company documents (and all copies thereof) and other Company property in Executive’s possession, custody, or control. In addition, if Executive has used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any confidential or proprietary data, materials or information of the Company, then within five (5) business days after the Retirement Date, Executive must provide the Company with a computer-useable copy of such information and then permanently delete and expunge such confidential or proprietary information from those systems without retaining any reproductions (in whole or in part); and Executive agrees to provide the Company access to Executive’s system, as requested, to verify that the necessary copying and deletion is done.

Executive’s timely compliance with the provisions of this paragraph is a precondition to Executive’s receipt of the Severance and other benefits provided hereunder.
10.    Executive’s Cooperation. During the Transition Period, the Consulting Period and after the Consulting Period End Date, Executive shall cooperate with the Company and its affiliates, upon the Company’s reasonable request, with respect to any internal investigation or administrative, regulatory, or judicial proceeding involving matters within the scope of Executive’s duties and responsibilities to the Company or its affiliates during Executive’s employment with the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant Company documents which are or may have come into Executive’s possession during Executive’s employment); provided, however, that any such request by the Company shall not be unduly burdensome or interfere with Executive’s personal schedule or ability to engage in gainful employment. To the extent permitted by applicable law, the Company will reimburse Executive for reasonable out-of-pocket expenses, if any, incurred in connection with any such cooperation.
11.    Confidentiality; Non-Disparagement; Protected Rights. Executive acknowledges and agrees that the Severance is conditioned on Executive’s promise to comply with the following:
(a)    Executive Non-Disparagement. Subject to Section 11(b) below, Executive agrees that Executive shall not disparage or defame the Company, its directors, officers and employees, Company products or services, or any Releasee, publicly or privately, directly, or indirectly through others, by use of any words, actions, gestures or medium, including on social media or other internet site.
(b)    Protected Rights. Nothing in this Agreement (i) prohibits Executive from discussing or disclosing information about unlawful acts in the workplace, such as harassment, or discrimination, or any other conduct that Executive has reason to believe is unlawful, (ii) limits Executive’s ability to exercise rights, if applicable, under Section 7 of the NLRA or similar state law to engage in protected, concerted activity with other employees, (iii) prohibits Executive from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, the National Labor Relations Board, the Securities and Exchange Commission, law enforcement, or any other federal, state or local agency charged with the enforcement of any laws, or from communicating with or filing a charge or complaint with any such agencies, or (iv) prohibits Executive from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation

(including the right to receive an award for information provided to any such government agencies).
(c)    Requests for References. All external requests for references should be directed to Tricia Yankovich, Chief People Officer, who will confirm only Executive’s job title and dates of employment.
12.    No Voluntary Adverse Action. Executive agrees that Executive will not voluntarily provide assistance, information or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with any proposed or pending litigation, arbitration, administrative claim, cause of action, or other formal proceeding of any kind brought against the Company, its parent or subsidiary entities, affiliates, officers, directors, employees or agents, nor shall Executive induce or encourage any person or entity to bring any such claims; provided, however, that Executive must respond accurately and truthfully to any question, inquiry or request for information to the extent required by legal process (e.g., a valid subpoena or other similar compulsion of law) or as part of a government investigation.
13.    No Assignment by Executive. Executive warrants and represents that no portion of any of the matters released herein, and no portion of any recovery or settlement to which Executive might be entitled, has been assigned or transferred to any other person, firm, or corporation not a party to this Agreement, in any manner, including by way of subrogation or operation of law or otherwise. If any claim, action, demand, or suit should be made or instituted against the Company or any other Releasee because of any actual assignment, subrogation, or transfer by Executive, Executive agrees to indemnify and hold harmless the Company and all other Releasees against such claim, action, suit, or demand, including necessary expenses of investigation, attorneys’ fees, and costs. In the event of Executive’s death, this Agreement shall inure to the benefit of Executive and Executive’s executors, administrators, heirs, distributees, devisees, and legatees. Executive may not assign or transfer any of Executive’s rights or obligations under this Agreement, except that Executive may assign or transfer Executive’s rights to payments hereunder upon Executive’s death by will or operation of law.
14.    Company Assignment and Successors. The Company may assign its rights and obligations under this Agreement to any successor to all or substantially all the business or the assets of the Company (by merger or otherwise). This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns, personnel and legal representatives.
15.    No Admission. Executive understands and agrees that nothing in this Agreement, including the Company’s provision of the Severance, shall constitute or be construed as an admission of any wrongdoing or liability whatsoever by the Releasees.
16.    Severability. The provisions of this Agreement are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or the enforceability of any other provision.
17.    DISPUTE RESOLUTION. THE PARTIES AGREE THAT ALL DISPUTES ARISING FROM OR RELATING TO THIS AGREEMENT, EXECUTIVE’S EMPLOYMENT WITH THE COMPANY, OR EXECUTIVE’S TERMINATION THEREFROM, SHALL BE RESOLVED IN ACCORDANCE WITH AND SUBJECT TO THE ARBITRATION AGREEMENT.
18.    Governing Law. Subject to the Arbitration Agreement, this Agreement shall be construed and enforced in accordance with, and the rights of the Parties shall be governed by, the laws of the State of Illinois, without regard to any conflicts of laws provisions or those of any state other than Illinois.
19.    Integrated Agreement. This Agreement, together with any agreements incorporated by reference herein (including the CIIAA, the Arbitration Agreement, the Plan, and the Equity Agreements (as amended herein)), comprises the entire agreement between the Parties regarding the subject matter hereof and supersedes, in their entirety, any other agreements between the Parties regarding the subject matter hereof (including the Offer Letter and the Severance Plan). Executive acknowledges that there are no other agreements, written, oral, or implied, and that Executive may not rely on any prior negotiations, discussions, representations, or agreements.
20.    Amendment. This Agreement may not be altered, amended, or modified except in a written agreement signed by both Executive and a duly authorized officer of the Company, which states expressly that it is intended to modify this Agreement.
21.    Knowing and Voluntary Signature. Executive acknowledges and agrees that: (a) Executive was hereby advised to consult with an attorney concerning this Agreement, and (b) Executive has read and understands the Agreement, is fully aware of its legal effect, and has entered it freely based on the Executive’s own judgment.
22.    Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. A facsimile, PDF (or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or any other type of copy of an executed version of this Agreement signed by a party is binding upon the signing party to the same extent as the original of the signed agreement.
[Rest of page left blank. Signatures on following page.]

IN WITNESS WHEREOF, the undersigned have caused this Transition and Separation Agreement to be duly executed and delivered as of the date indicated next to their respective signatures below.

EXECUTIVE

DATED: October 30, 2026

/s/ Scott R. Lovett
Scott R. Lovett

FASTLY, INC.

DATED: October 30, 2026

By: /s/ Tricia Yankovich
Name: Tricia Yankovich
Title: Chief People Officer

EXHIBIT A

RELEASE OF CLAIMS

Scott R. Lovett (“Executive”) provides this Release of claims (the “Release”) in favor of Fastly, Inc. (the “Company”) effective upon the eighth day after Executive’s signature hereto (the “Release Effective Date”), provided Executive has not revoked it in accordance with Section 1(d) below. Except as set forth in this Release, capitalized terms have the same definitions as in the Transition and Separation Agreement between Executive and the Company (the “Transition Agreement”), to which this Release was attached as Exhibit A. To receive the Severance under the Transition Agreement, Executive must sign and return this Release no later than five (5) calendar days after the Consulting Period End Date or twenty-one days after Executive’s initial receipt of this Release, whichever is later. Executive understands and agrees that Executive will not sign this Release before the Consulting Period End Date.

1.Executive’s Release of the Company. Executive agrees not to sue, or otherwise file any claim against, the Company or any of its directors, officers, employees, investors, or other agents for any reason whatsoever based on anything that has occurred as of the date Executive signs this Release.

(a)General Release. On behalf of Executive and Executive’s executors, administrators, heirs and assigns, Executive hereby releases and forever discharges the “Releasees” hereunder, consisting of the Company and its affiliates, and each of their owners, directors, officers, managers, employees, agents and insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”) that Executive now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to Executive’s recruitment, hire, employment, remuneration or separation from employment by the Releasees, including without limitation: Claims for violation of any federal, state or local laws governing employment including, but not limited to the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621, et seq., Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq., the Equal Pay Act, 29 U.S.C. § 206(d), the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the False Claims Act , 31 U.S.C. § 3729 et seq., the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq., the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq. the Fair Labor Standards Act, 29 U.S.C. § 215 et seq., the Sarbanes-Oxley Act of 2002, the California Business & Professions Code, including Section 17200 et seq., the California Government Code, including the Fair Employment and Housing Act, as amended, the Moore-Brown-Roberti Family Rights Act of 1991, the California False Claims Act, the California Labor Code, including the California Equal Pay Law, the California WARN Act, the California Wage Orders, the Illinois Human Rights Act, the Illinois Right to Privacy in the Workplace Act, the Illinois Occupational Safety and Health Act, the Illinois Worker Adjustment and Retraining Notification Act, the Illinois One Day Rest in Seven Act, the Illinois Union Employee Health and Benefits Protection Act, the Illinois Employment Contract Act, the Illinois Labor Dispute Act, the Illinois Victims’ Economic Security and Safety Act, the Illinois Whistleblower Act, the Illinois Equal Pay Act, all as amended; Claims based on contract, including for breach of contract and breach of the implied covenant of good faith and fair dealing; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.
(b)Excluded Claims. Notwithstanding the generality of the foregoing, Executive does not release claims to enforce the Transition Agreement, any rights with respect to any equity or equity-based awards (including the Equity Awards and any shares issued thereunder) under the Plan, the Equity Agreements or the Transition Agreement, any rights to indemnification, advancement or reimbursement of expenses, or contribution under any agreement between Executive and the Company, the Company’s certificate of incorporation or bylaws, applicable law, or any directors’ and officers’ liability insurance policy (including D&O policy coverage), or any claims that cannot be released as a matter of law including, without limitation, claims (i) for workers compensation and unemployment benefits; (ii) for vested benefits under any ERISA-retirement plan; (iii) undisputed claims for earned wages; and (iv) Executive’s right to bring to the attention of the Equal Employment Opportunity Commission or similar state agency, claims of discrimination, harassment, interference with leave rights, and retaliation; provided, however, that Executive does release Executive’s right to secure damages for any such alleged treatment.
(c)Waiver of Unknown Claims. Because the release provisions of this Release specifically cover known and unknown claims, Executive expressly waives Executive’s rights under Section 1542 of the California Civil Code, and any similar laws of other states, which provides: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”
(d)Older Workers Benefit Protection Act. In accordance with the Older Worker Benefit Protection Act (“OWBPA”), Executive acknowledges the following:

(i) The waiver and release of claims under the ADEA contained in this Release does not cover rights or claims that may arise after the date on which Executive signs this Release.
(ii) The Transition Agreement provides for consideration in addition to anything of value to which Executive is already entitled.
(iii) Executive is hereby advised to consult an attorney before signing this Release.
(iv) Executive was granted at least twenty-one (21) days after being presented with this Release to decide whether to sign it. If Executive executes this Release prior to the expiration of such period, Executive does so voluntarily and after having had the opportunity to consult with an attorney, and hereby waives the remainder of the twenty-one (21) day period. The Parties agree that changes to the Transition Agreement or this Release, whether material or immaterial, will not extend or restart this consideration period.
(v) Executive has the right to revoke this Release within seven (7) days of signing it. In the event this Release is revoked, it will be null and void in its entirety, and Executive will not receive the Severance under the Transition Agreement. To revoke this Release, Executive must deliver written notice stating that intent to revoke to Tricia Yankovich at [intentionally omitted], received on or before the seventh (7th) day after the date on which Employee signs this Release.
2.No Pending Claims. Executive warrants and represents that Executive has not filed or authorized the filing of any complaints, charges or lawsuits against the Company or any of its affiliates with any governmental agency or court, and that if, unbeknownst to Executive, such a complaint, charge or lawsuit has been filed on Executive’s behalf, Executive will immediately cause it to be withdrawn and dismissed.
3.No Assignment of Executive’s Claims. Executive warrants and represents that no portion of any of the matters released herein, and no portion of any recovery or settlement to which Executive might be entitled, has been assigned or transferred to any other person, firm, or corporation not a party to the Transition Agreement, in any manner, including by way of subrogation or operation of law or otherwise. If any claim, action, demand, or suit should be made or instituted against the Company or any other Releasee because of any actual assignment, subrogation, or transfer by Executive, Executive agrees to indemnify and hold harmless the Company and all other Releasees against such claim, action, suit, or demand, including necessary expenses of investigation, attorneys’ fees, and costs. In the event of Executive’s death, the Transition Agreement and this Release shall inure to the benefit of Executive and Executive’s executors, administrators, heirs, distributees, devisees, and legatees. Executive may not assign or transfer any of Executive’s rights or obligations under the Transition Agreement or this Release, except that Executive may assign or transfer Executive’s rights to payments under the Transition Agreement upon Executive’s death by will or operation of law.

4.Executive Representations. Executive warrants and represents that: (a) Except as provided in the Transition Agreement, the Company has paid Executive all compensation, wages, bonuses, commissions, and/or benefits to which Executive may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to Executive except as provided in Section 6 of the Transition Agreement, (b) Executive has not filed or authorized the filing of any complaints, charges, or lawsuits against the Company or any affiliate of the Company with any governmental agency or court, and that if, unbeknownst to Executive, such a complaint, charge, or lawsuit has been filed on Executive’s behalf, Executive will immediately cause it to be withdrawn and dismissed, (c) Executive has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act or any similar state law, and (d) the execution, delivery, and performance of the Transition Agreement and this Release by Executive does not and will not conflict with, breach, violate, or cause a default under any agreement, contract, or instrument to which Executive is a party or any judgment, order, or decree to which Executive is subject.
5.Severability. The provisions of this Release are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.
6.DISPUTE RESOLUTION. THE PARTIES AGREE THAT ALL DISPUTES ARISING FROM OR RELATING TO THIS RELEASE, SHALL BE RESOLVED IN ACCORDANCE WITH AND SUBJECT TO THE ARBITRATION AGREEMENT.
7.Choice of Law. Subject to the Arbitration Agreement, this Release shall in all respects be governed and construed in accordance with the laws of the State of Illinois, including all matters of construction, validity, and performance, without regard to conflicts of law principles.
8.Intent to be Bound. Executive acknowledges and agrees that: (a) Executive has consulted with or has had the opportunity to consult with independent counsel of Executive’s own choice concerning the Transition Agreement and this Release and has been advised to do so by the Company, and (b) Executive has read and understands the Release, is fully aware of its legal effect, and has entered into it freely based on the Executive’s own judgment.

__________________________
Scott R. Lovett

EXHIBIT B

CONFIDENTIAL INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT

Appendix A

Equity Awards

Equity Award Type	Grant Date	RSUs / PSUs Remaining Subject to Equity Award as of Effective Date
RSUs	7/10/2024	536,445
RSUs	2/26/2025	96,670
February 2025 Operational PSU Award	2/26/2025	54,810
February 2025 rTSR PSU Award	2/26/2025	48,335
RSUs	8/10/2025	38,889
August 2025 Operational PSU Award No. 1	8/10/2025	188,995
August 2025 Operational PSU Award No. 2	8/10/2025	18,897
August 2025 rTSR PSU Award	8/10/2025	16,666
RSUs	3/4/2026	113,225
March 2026 Operational PSU Award	3/4/2026	142,662
March 2026 rTSR PSU Award	3/4/2026	40,760

Appendix B

Specific Consulting Responsibilities